Exhibit 99.1
optionsXpress Announces Fourth Quarter and Full Year 2009 Results
CHICAGO, IL, January 28, 2010 – optionsXpress Holdings, Inc. (NasdaqGS: OXPS) today reported results for the three months and full year ended December 31, 2009.
Highlights from the fourth quarter 2009 included:
•	Revenues of $60.1 million, a 5% increase year-over-year

•	Net income of $14.9 million, or $0.26 per diluted share

•	Daily average revenue trades (DARTs) of 42,600, a 17% decrease year-over-year

•	Net new account growth of 7,300 during the quarter
Highlights from the full year 2009 included:
•	Revenues of $233.4 million, a 5% decrease year-over-year

•	Net income of $60.8 million, or $1.05 per diluted share

•	Ending accounts of 351,200, a 10% increase year-over-year

•	$7.0 billion in customer assets on December 31, 2009, a 43% increase year-over-year
“In 2009, optionsXpress delivered double-digit net new account growth and brokerage pretax margins of 46%. We are pleased with these results, particularly amidst the very difficult economic backdrop that included the highest unemployment rates in 25 years and extraordinary low short-term interest rates,” remarked David Fisher, Chief Executive Officer of optionsXpress. “We were very pleased by the resiliency of both our customers and the broader derivatives markets during 2009 as exemplified by our customer assets ending the year at an all time high of $7 billion, up 43% versus last year, and industry-wide option volumes eclipsing 2008 levels – providing a strong base for our long-term success. In addition, we continued our history of innovation with many product enhancements including the introduction of the OX Mobile application, IDEAS and our new streaming platform, Xtend.”
Fourth Quarter Results
For the fourth quarter, total DARTs were 42,600, down 17% from 51,400 during the fourth quarter of 2008, and up 1% from 42,000 for the third quarter of 2009. Total net revenues increased 5% over the fourth quarter of 2008 and were down 3% when compared to the third quarter of 2009. Resulting net income was $14.9 million, or $0.26 per diluted share, a 22% decrease from the $19.2 million reported in the fourth quarter of 2008. Fourth quarter results include approximately $0.9 million in one-time non-cash gains related to prior acquisitions, which also lowered the tax rate to 33.9% from a normalized 36.4%.

Full Year 2009 Performance
At the end of 2009, total customer accounts were 351,200, up 10% from 2008. Total customer assets at year-end 2009 were $7.0 billion, up 43% from year-end 2008 customer assets of $4.9 billion. Commission revenues for 2009 were $159.5 million, down 5% from 2008. Net interest revenues and fees were $17.5 million, down 61% from 2008 due to the steep decline in short-term interest rates. 2009 full year total net revenues were $233.4 million, which was down 5% from net revenues of $246.6 million in 2008, and 2009 full year earnings per share were $1.05, a 30% decrease versus earnings per share of $1.49 in 2008.
“We continue to demonstrate our commitment to a strong balance sheet and prudent capital deployment. Over the past two years, we have repurchased approximately $100 million in stock, completed the acquisitions of OEC and Optionetics and still ended 2009 with no corporate debt and a strong cash position,” commented Adam DeWitt, Chief Financial Officer of optionsXpress. “We believe this provides us sufficient flexibility to take advantage of acquisition and other growth opportunities in all types of market conditions and macro-environments.”
Outlook
Mr. Fisher concluded, “In 2009 we saw retail investors reduce their trading activity following the turmoil of the financial crisis. However, as the year came to an end, we were encouraged by our customers’ shift towards a more historical level of derivatives trading. And, while trading levels have not fully rebounded, we believe the double digit account and asset growth we generated in 2009, combined with our obsessive focus on providing the best investing experience for self-directed investors using derivatives, leaves us well positioned to benefit from a more stable trading environment in 2010 and eventual rising interest rates.”
Conference Call
A conference call will be broadcast live on Thursday, January 28, 2010, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) at www.optionsxpress.com/investor. An online replay will be available approximately two hours after the call and can be accessed in the Investor Relations’ Calendar of Events portion of the website.
About optionsXpress Holdings, Inc.
optionsXpress Holdings, Inc., a pioneer in equity options and futures trading, offers an innovative suite of online brokerage services for investor education, strategy evaluation and trade execution. optionsXpress Holdings subsidiaries include optionsXpress, Inc., a retail online brokerage specializing in options and futures, brokersXpress, LLC, an online trading and reporting platform for independent investment professionals, Open E Cry, LLC, an innovative futures broker offering direct access futures trading for high volume commodities and futures traders through its proprietary software platform, and Optionetics, Inc, a leading provider of investment education services, including live seminars, proprietary software analytics, online and offline educational products and individual coaching.

More information can be found in the Investor Relations section of optionsXpress’ website at http://www.optionsxpress.com/investor.
Safe Harbor
This press release may contain forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks. We urge you to carefully consider these risks in evaluating the information in this press release, including risks related to general economic conditions, regulatory developments, the competitive landscape, the volume of securities trading generally or by our customers specifically and other risks described in our filings with the Securities and Exchange Commission. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “feel,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.
FOR FURTHER INFORMATION:
Investor Inquiries:
Jim Polson
FD
(312) 553-6730
or
Media Inquiries:
Patrick Van De Wille
FD
(312) 553-6704

optionsXpress Holdings, Inc.
Consolidated Statements of Operations
In thousands, except per share data
(Unaudited)

	Three Months Ended
	December	December	Change
	31, 2009	31, 2008	$	%
Revenues:
Commissions	$38,938	$42,581	$(3,643)	(9%)
Other brokerage related revenue	6,003	6,397	(394)	(6%)
Interest revenue and fees	4,677	7,894	(3,217)	(41%)
Interest expense	(67)	(152)	85	(56%)

Net interest revenue and fees	4,610	7,742	(3,132)	(40%)
Education revenues	8,008	—	8,008	n/a
Other income	2,563	597	1,966	329%

Net revenues	$60,122	$57,317	$2,805	5%

Expenses:
Compensation and benefits	$11,759	$6,880	$4,879	71%
Brokerage, clearing and other related expenses	8,899	8,022	877	11%
Brokerage advertising	3,607	5,866	(2,259)	(39%)
Education marketing and fulfillment	4,965	—	4,965	n/a
Depreciation and amortization	2,239	1,982	257	13%
Other general and administrative	6,155	5,462	693	13%

Total expenses	$37,624	$28,212	$9,412	33%

Income before income taxes	22,498	29,105	(6,607)	(23%)
Income taxes	7,628	9,921	(2,293)	(23%)

Net income	$14,870	$19,184	$(4,314)	(22%)

Basic earnings per share	$0.26	$0.32	$(0.06)	(19%)
Diluted earnings per share	$0.26	$0.32	$(0.06)	(19%)

Weighted average shares outstanding — basic	57,669	59,660	(1,991)	(3%)
Weighted average shares outstanding — diluted	57,857	59,746	(1,889)	(3%)

	Twelve Months Ended
	December	December	Change
	31, 2009	31, 2008	$	%
Revenues:
Commissions	$159,536	$167,562	$(8,026)	(5%)
Other brokerage related revenue	26,765	30,832	(4,067)	(13%)
Interest revenue and fees	17,787	46,956	(29,169)	(62%)
Interest expense	(245)	(1,794)	1,549	(86%)

Net interest revenue and fees	17,542	45,162	(27,620)	(61%)
Education revenues	24,398	—	24,398	n/a
Other income	5,177	3,002	2,175	72%

Net revenues	$233,418	$246,558	$(13,140)	(5%)

Expenses:
Compensation and benefits	$42,452	$28,571	$13,881	49%
Brokerage, clearing and other related expenses	31,931	27,675	4,256	15%
Brokerage advertising	17,608	20,716	(3,108)	(15%)
Education marketing and fulfillment	15,763	—	15,763	n/a
Depreciation and amortization	8,879	7,423	1,456	20%
Other general and administrative	22,579	20,850	1,729	8%

Total expenses	$139,212	$105,235	$33,977	32%

Income before income taxes	94,206	141,323	(47,117)	(33%)
Income taxes	33,439	51,008	(17,569)	(34%)

Net income	$60,767	$90,315	$(29,548)	(33%)

Basic earnings per share	$1.05	$1.49	$(0.44)	(30%)
Diluted earnings per share	$1.05	$1.49	$(0.44)	(30%)

Weighted average shares outstanding — basic	57,925	60,566	(2,641)	(4%)
Weighted average shares outstanding — diluted	58,081	60,720	(2,639)	(4%)

optionsXpress Holdings, Inc.
Consolidated Balance Sheets
In thousands
(Unaudited)

	Period Ended
	December 31,	December 31,	Change
	2009	2008	$	%
Assets:
Cash and cash equivalents	$178,989	$114,450	$64,539	56%
Cash and investments segregated in compliance with federal regulations	881,210	427,669	453,541	106%
Receivables from brokerage customers, net	149,871	137,502	12,369	9%
Receivables from brokers, dealers and clearing organizations	110,779	15,621	95,158	609%
Investments in securities	70,850	89,937	(19,087)	(21%)
Deposits with clearing organizations	30,245	108,409	(78,164)	(72%)
Fixed assets, net	13,263	12,979	284	2%
Goodwill	81,590	44,234	37,356	84%
Other intangible assets, net	6,525	4,569	1,956	43%
Other assets	22,999	16,963	6,036	36%

Total assets	$1,546,321	$972,333	$573,988	59%

Liabilities and stockholders’ equity:

Liabilities
Payables to brokerage customers	$1,179,204	$675,872	$503,332	74%
Payables to brokers, dealers and clearing organizations	144	293	(149)	(51%)
Accounts payable and accrued liabilities	48,471	27,848	20,623	74%
Deferred revenue	7,434	—	7,434	n/a
Current and deferred income taxes	193	25	168	672%

Total liabilities	1,235,446	704,038	531,408	75%

Stockholders’ equity	310,875	268,295	42,580	16%

Total liabilities and stockholders’ equity	$1,546,321	$972,333	$573,988	59%

optionsXpress Holdings, Inc.
Statistical Operating Data

	Three Months Ended
	December 31,	December 31,	Change
	2009	2008	$ or #	%
Number of customer accounts (at period end)(1)	351,200	318,600	32,600	10%
Daily average revenue trades (“DARTs”) (2)
Retail DARTs	30,400	35,000	(4,600)	(13%)
Institutional DARTs (3)	12,200	16,400	(4,200)	(26%)

Total DARTs	42,600	51,400	(8,800)	(17%)
Customer trades per account (4)	31	42	(11)	(26%)
Average commission per trade	$14.49	$13.14	$1.35	10%
Option trades as a % of total trades	43%	40%	3%
Brokerage advertising expense per net new customer account (5)	$494	$438	$56	13%
Total client assets (000s)	$7,024,623	$4,898,346	$2,126,277	43%
Client margin balances (000s)	$149,062	$129,171	$19,891	15%

	Twelve Months Ended
	December 31,	December 31,	Change
	2009	2008	$ or #	%
Number of customer accounts (at period end)(1)	351,200	318,600	32,600	10%
Daily average revenue trades (“DARTs”) (2)
Retail DARTs	31,500	36,500	(5,000)	(14%)
Institutional DARTs (3)	12,600	7,100	5,500	77%

Total DARTs	44,100	43,600	500	1%
Customer trades per account (4)	33	38	(5)	(13%)
Average commission per trade	$14.41	$15.27	$(0.86)	(6%)
Option trades as a % of total trades	42%	53%	(11%)
Brokerage advertising expense per net new customer account (5)	$540	$388	$152	39%
Total client assets (000s)	$7,024,623	$4,898,346	$2,126,277	43%
Client margin balances (000s)	$149,062	$129,171	$19,891	15%

(1)	Customer accounts are open, numbered accounts.

(2)	DARTs are total revenue-generating trades for a period divided by the number of trading days in that period.

(3)	Includes all Open E Cry and other institutional revenue-generating trades beginning in July 2008.

(4)	Customer trades per account are total trades divided by the average number of total customer accounts during the period. Customer trades are annualized.

(5)	Calculated based on total net new customer accounts opened during the period.

optionsXpress Holdings, Inc.
Segment Information
In thousands
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December	December	December	December
	31, 2009	31, 2008	31, 2009	31, 2008
Revenue
Brokerage Services	$52,132	$57,317	$209,041	$246,558
Education	8,515	—	25,459	—
Eliminations	(525)	—	(1,082)	—

Revenue	$60,122	$57,317	$233,418	$246,558

Income/(loss) before income taxes
Brokerage Services	$23,286	$29,105	$96,287	$141,323
Education	(788)	—	(2,081)	—

Income before income taxes	$22,498	$29,105	$94,206	$141,323